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Exhibit 5.1

        November 26, 2003

American Equity Investment Life Holding Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

  Re:
  American Equity Investment Life Holding Company
  Registration Statement on Form S-1

Ladies and Gentlemen:

        I am the Chief Financial Officer and General Counsel for American Equity Investment Life Holding Company, an Iowa corporation (the "Company"), and have acted as counsel to the Company in connection with the initial public offering (the "Initial Public Offering") by the Company of up to 21,505,000 shares (including 2,805,000 shares subject to an over-allotment option) (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-108794) as filed with the Securities and Exchange Commission (the "Commission") on September 15, 2003 under the Act; (ii) Amendment No. 1 to the Registration Statement as filed with the Commission on October 17, 2003 under the Act; (iii) Amendment No. 2 to the Registration Statement as filed with the Commission on October 24, 2003 under the Act; (iv) Amendment No. 3 to the Registration Statement as filed with the Commission on November 12, 2003 under the Act; (v) Amendment No. 4 to the Registration Statement as filed with the Commission on November 14, 2003 under the Act; (vi) Amendment No. 5 to the Registration Statement as filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (vii) the form of Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company, as issuer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Advest, Inc., Raymond James & Associates, Inc. and Sanders Morris Harris Inc., as representatives of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (viii) a specimen certificate representing the Common Stock; (ix) the Articles of Incorporation of the Company, as in effect on the date hereof (the "Articles of Incorporation"); (x) the Amended and Restated Bylaws of the Company, as in effect on the date hereof (the "Bylaws"); and (xi) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

        My opinion set forth herein is limited to the laws of the State of Iowa that, in my experience, are normally applicable to transactions of the type contemplated by the Initial Public Offering and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). I do not express any opinion as to the laws of any other jurisdiction other than the Opined on Law or as to the effect of any such non opined on law on the opinions herein stated. I am a member of the Bar in the State of Iowa. Skadden, Arps, Slate, Meagher & Flom (Illinois) may rely on this opinion in rendering their opinion dated the date hereof and to be filed as Exhibit 5.2 to the Registration Statement.

        Based upon and subject to the foregoing, I am of the opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the Underwriting Agreement has been duly executed and delivered, and (iii) certificates representing the Shares in the form of the specimen certificate examined by me have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ WENDY L. CARLSON Wendy L. Carlson Chief Financial Officer and General Counsel

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  Exhibit 5.1